Exhibit 99.1

Press Release

Chelsea Therapeutics Reports Third Quarter 2006 Results

Company Positioned for Key Milestone Achievements in 2006 and 2007

Charlotte, NC, November 14, 2006 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) today presented a quarterly update on the Company’s development progress, reported financial results for the third quarter 2006 and confirmed that it remains on track to meet key milestones in 2006 and 2007.

Third Quarter Financial Results:

•	Net loss of $2.1 million, or ($0.11) per share, for the three months ended September 30, 2006 compared to $1.7 million, or ($0.14) per share, for the comparable quarter in 2005.

•	Cash used for operations was $1.3 million in the third quarter 2006 and $5.3 million for the nine months ending September 30, 2006. Chelsea ended the quarter with $17.7 million in cash and cash equivalents and short-term investments, compared to $3.2 million at December 31, 2005. Chelsea expects to end the year with cash and cash equivalents of approximately $13.0 million and anticipates that this will cover the company’s operating requirements into the fourth quarter of 2007.

Third Quarter Drug Development Highlights:

Chelsea made solid progress in each of its development programs during the quarter, including:

•	Filing an Orphan Drug application for its drug candidate Droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension;

•	Establishing a Scientific Advisory Board comprised of respected scientists from related fields to provide added guidance for the development and commercialization of Droxidopa;

•	Initiating IND-enabling toxicology studies on lead I-3D drug candidate in collaboration with Active Biotech;

•	Selecting a disodium salt formulation and initiating pharmaceutical enhancements to CH-1504; and

•	Rounding out Chelsea’s senior executive team through the appointment of industry veteran Keith Schmidt as Vice President, Marketing and Sales to Drive Pre-launch Marketing and Launch Activities for Droxidopa

During the quarter, Chelsea focused its efforts on the preparation and subsequent filing of its Orphan Drug application with the U.S. FDA for Droxidopa, reformulation of CH-1504 and preclinical development of compounds in the I-3D portfolio. Dr. Simon Pedder, President and CEO of Chelsea noted, “Based on the meaningful progress made across each of our development programs during the quarter, Chelsea is well positioned to execute against its strategic goals and achieve several key milestones in 2006 and 2007.”

DROXIDOPA

During the third quarter 2006, Chelsea filed its application for Orphan Drug designation with the U.S. FDA and established a Scientific Advisory Board to provide added guidance on the development and commercialization of Droxidopa. In addition to its application with the FDA, Chelsea met with the EMEA in mid-October to discuss EU Orphan designation for Droxidopa and has been invited to submit its application later this month. Based on the planned timing of this filing, Chelsea expects to receive a determination from the EMEA regarding its application in the first quarter 2007.

“We believe we are on the cusp of achieving our first significant milestone for Droxidopa this quarter. Having filed for U.S. Orphan Drug designation, we are now in active discussions with the FDA regarding this application and look forward to a favorable response by year-end,” continued Dr. Pedder. “In anticipation of this designation, we have been actively consulting with our Scientific Advisory Board to formalize our trial design and hope to finalize protocol with both the FDA and EMEA for a single, multi-national Phase III trial sufficient for an NDA filing.”

In preparation for the pivotal Phase III trial planned in 2007, Chelsea recently engaged Patheon for the manufacturing of clinical and commercial material from the active pharmaceutical ingredient provided by Dainippon Sumitomo Pharma.

CH-1504

Chelsea’s lead clinical compound in its portfolio of metabolically inert antifolates, CH-1504, continues to progress in its conversion from a free acid to salt formulation. During the third quarter 2006, the company engaged in a comprehensive screening of approximately 25 commercially viable salts and, based on the results of that screening process, selected a disodium salt of CH-1504. Having selected its salt formulation, Chelsea recently initiated complimentary pharmaceutical enhancements to the compound that will include evaluation of such solid dosage form options as compounding with wetting agents, buffers, enteric coatings or alternatively, liquid filled hard gel capsule technology. The primary goal of these formulation efforts is to improve the solubility of the compound, increasing bioavailability and reducing PK variation of CH-1504.

Once Chelsea has completed optimization of the salt formulation, it intends to conduct the required human bioequivalence studies to determine a comparable dose range for its global Phase II trials in rheumatoid arthritis. Preliminary discussions with the appropriate regulatory authorities and consultants suggest that the Company will not be required to conduct bridging toxicology studies or complete its animal toxicology studies prior to the initiation of its planned bioequivalence trials. Additionally, at this time the Company does not expect that a maximum tolerated dose trial will be required prior to Phase II and, as such, continues to evaluate the necessity and potential future timing of such a trial. Chelsea currently expects that all necessary formulation work will be complete in time to initiate its bioequivalence trials in second quarter 2007.

In parallel to its planned human bioequivalence work, Chelsea will be completing its animal toxicology studies; the results of both are expected to enable the initiation of global Phase II trials in rheumatoid arthritis in the fourth quarter 2007.

“Though we respect that this reformulation process is time-intensive, we are pleased that our efforts are progressing as anticipated and remain optimistic that the initiatives we have undertaken to optimize CH-1504 will result in a superior formulation with which to demonstrate proof of concept by comparing safety, tolerability and efficacy against methotrexate in a Phase II trial,” commented Dr. Pedder. “As there remain several critical steps to our development of CH-1504 prior to Phase II including completion of pharmaceutical enhancements, determination of bioequivalence and evaluation of solubility of the new formulation, we remain committed to maintaining an open dialogue on our progress and look forward to updating our investors as new data becomes available.”

I-3D

During the third quarter, Chelsea Therapeutics and Active Biotech continued to make progress in their co-development of the I-3D portfolio, a group of orally active compounds that inhibit the enzyme dihydroorotate dehydrogenase (DHODH) for the treatment of autoimmune diseases and transplant rejection.

Based on previously demonstrated “proof of concept” in both RA and transplant rejection animal models, the Joint Development Committee selected AB-224050 to be taken into IND-enabling toxicology studies during the third quarter 2006. Phase I clinical trials for AB-224050 in RA are expected to commence in the second quarter 2007.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursuing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, the need to acquire or develop additional products and the other risk factors set forth from time to time in our SEC filings.

***

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$1,745,319	$1,367,538	$4,874,971	$4,076,493
Sales and marketing	150,137	119,827	460,668	391,840
General and administrative	458,481	276,964	1,551,634	1,670,020

Total operating expenses	2,353,937	1,764,329	6,887,273	6,138,353

Operating loss	(2,353,937)	(1,764,329)	(6,887,273)	(6,138,353)
Interest income	243,149	49,254	636,600	163,069
Interest expense	—	—	—	—

Net loss	$(2,110,788)	$(1,715,075)	$(6,250,673)	$(5,975,284)

Net loss per basic and diluted share of common stock	$(0.11)	$(0.14)	$(0.34)	$(0.49)

Weighted average number of basic and diluted common shares outstanding	19,707,129	12,374,263	18,468,414	12,300,125

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,662,112	$3,173,434
Prepaid contract research and manufacturing	258,475	106,952
Other prepaid expenses and other current assets	70,783	89,977

Total current assets	17,991,370	3,370,363
Property and equipment, net	52,541	43,200
Other assets	13,461	13,461

	$18,057,372	$3,427,024

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$232,862	$504,416
Accrued compensation and related expenses	304,534	245,273
Accrued contract research and manufacturing	887,994	171,415
Other accrued expenses	157,617	121,516

Total liabilities	1,583,007	1,042,620

Commitments
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 45,000,000 shares authorized, 19,707,129 and 12,383,188 shares issued and outstanding, respectively	1,971	1,238
Additional paid-in capital	33,655,348	13,315,447
Deficit accumulated during the development stage	(17,182,954)	(10,932,281)

Total stockholders' equity	16,474,365	2,384,404

	$18,057,372	$3,427,024

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2006	2005
Operating activities:
Net loss	$(6,250,673)	$(5,975,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation	201,089	73,888
Non-cash stock-based variable accounting compensation	4,192	99,921
Depreciation and amortization	25,786	18,853
Stock issued for license agreement	274,621	—
Non-cash interest expense	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(132,329)	(152,201)
Accounts payable, accrued contract research and manufacturing expenses and other accrued expenses	481,126	546,997
Accrued compensation and related expenses	59,261	(69,838)

Net cash used in operating activities	(5,336,927)	(5,457,664)

Investing activities:
Acquisitions of property and equipment	(35,127)	(17,564)
Security deposits	—	—

Net cash used in investing activities	(35,127)	(17,564)

Financing activities:
Proceeds from borrowings from affiliate	—	—
Proceeds from sales of common stock, net of issuance costs	19,855,652	—
Proceeds from exercise of stock options	5,080	999
Proceeds from sales of equity securities, net of issuance costs	—	—
Recapitalization of the Company	—	(400,000)
Receipt of cash for stock subscription receivable	—	—

Net cash provided by (used in) financing activities	19,860,732	(399,001)

Net increase (decrease) in cash and cash equivalents	14,488,678	(5,874,229)
Cash and cash equivalents, beginning of period	3,173,434	10,977,140

Cash and cash equivalents, end of period	$17,662,112	$5,102,911

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—

Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil

Chief Financial Officer	Investor/Media Relations
704-341-1516 x 101	718-788-2856